Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization

Subsidiaries of the Registrant:
China Unicom Corporation Limited	People’s Republic of China
Unicom New World (BVI) Limited	British Virgin Islands
China Unicom International Limited	Hong Kong SAR
China Unicom (Macau) Company Limited	Macau SAR

Subsidiary of Unicom New World (BVI) Limited:
Unicom New World Telecommunications Corporation Limited	People’s Republic of China

Subsidiary of China Unicom International Limited
China Unicom USA Corporation	California, U.S.A.